                                    REPORT BY

                      CELANESE EUROPE HOLDING GMBH & CO. KG

    ON COMPLIANCE WITH THE REQUIREMENTS FOR THE TRANSFER OF THE SHARES OF THE MINORITY SHAREHOLDERS OF CELANESE AG TO CELANESE EUROPE HOLDING GMBH & CO.
    KG AND THE ADEQUACY OF THE CASH COMPENSATION PURSUANT TO SECTION 327C(2),
                          SENT. 1 STOCK CORPORATION ACT

                                      INDEX

I.     INTRODUCTION.......................................................     4

II.    THE COMPANY AND ITS MAJORITY SHAREHOLDER...........................     5
       1. Celanese AG.....................................................     5
       2. Celanese Europe Holding GmbH & Co. KG...........................     8

III.   COMPLIANCE WITH THE PREREQUISITES FOR THE TRANSFER OF THE SHARES
          OF THE MINORITY SHAREHOLDERS....................................    12

IV.    BACKGROUND OF SQUEEZE-OUT REQUEST..................................    14
       1. Increasing flexibility in connection with general meeting
             resolutions..................................................    14
       2. No longer listed................................................    14
       3. Cost savings....................................................    15

V.     REGISTRATION OF THE TRANSFER RESOLUTION............................    15
       1. Transfer of the shares to the majority shareholder and entry in
             the Commercial Register......................................    15
       2. Payment of cash compensation....................................    15
       3. Relationship between cash compensation under section 327a(1)
             Stock Corporation Act and compensation payments provided for
             in the domination and profit transfer agreement..............    16
       4. Tax consequences for shareholders in Germany....................    17

VI.    DRAFT TRANSFER RESOLUTION OF THE GENERAL MEETING...................    20

VII.   CASH COMPENSATION..................................................    20

ANNEXES

Annex 1: Squeeze-out request by Celanese Europe Holding GmbH & Co. KG

Annex 2: Bank guarantee issued by Deutsche Bank AG

Annex 3: Request by Celanese Europe Holding GmbH & Co. KG to Frankfurt am Main
         District Court for selection and appointment of an expert auditor

Annex 4: Decision on the appointment of the expert auditor

Annex 5: Valuation report by Ernst & Young AG Wirtschaftsprufungsgesellschaft

                 REPORT BY CELANESE EUROPE HOLDING GMBH & CO. KG

   ON COMPLIANCE WITH THE PREREQUISITES FOR THE TRANSFER OF THE SHARES OF THE MINORITY SHAREHOLDERS OF CELANESE AG TO CELANESE EUROPE HOLDING GMBH & CO. KG
     AND THE ADEQUACY OF THE CASH COMPENSATION PURSUANT TO SECTION 327C(2),
                          SENT. 1 STOCK CORPORATION ACT

In accordance with section 327c(2) Stock Corporation Act (Aktiengesetz), Celanese Europe Holding GmbH & Co. KG ("CEH")delivers the following written report to the general meeting of shareholders of Celanese AG ("TRANSFER REPORT"):

                                 I. INTRODUCTION

In the Securities Acquisition and Takeover Act of December 20, 2001 (Gesetz zur Regelung von offentlichen Angeboten zum Erwerb von Wertpapieren und von Unternehmensubernahmen) the legislator amended the Stock Corporation Act, thereby making it possible for the general meeting of a stock corporation to adopt, at the request of a shareholder who holds at least 95% of the equity capital (majority shareholder), a resolution for the transfer of the shares of the remaining shareholders (minority shareholders) to the majority shareholder against payment of adequate cash compensation (squeeze-out of minority shareholders). The provisions of the Stock Corporation Act relating to the squeeze-out of minority shareholders (section 327a et seq.) entered into force on January 1, 2002. The memorandum of legislative intent (legislative intent concerning the government bill, Bundestag Printed Papers 14/7034) stated on this subject that trade and industry had argued that there was a need for such provisions for a number of reasons. One of the reasons mentioned, for example, is that it makes no sense, economically speaking, to leave very small minorities in stock corporations; for the presence of minority shareholders means that compliance is required with certain mandatory formal requirements to do with the protection of minorities, which represents a substantial cost factor. The amount of effort, so the argument goes, remains essentially the same, even if, besides the majority shareholder, there is only a small residue that are widely held.

CEH currently directly holds more than 98% of the shares of Celanese AG (not taking into account the own shares held by Celanese AG). This means that the possibility does exist to squeeze out the minority shareholders in accordance with section 327a et seq. German Stock Corporation Act. CEH has decided to avail itself of this possibility, for the reasons mentioned in the memorandum of legislative intent, among others.

The written report which the majority shareholder is hereby delivering to the general meeting in accordance with section 327c(2) German Stock Corporation Act must show that the prerequisites for the transfer are met and that the cash compensation offered is adequate. In the interest of providing the minority shareholders with as complete information as possible, we shall begin by describing Celanese AG and CEH.

                  II. THE COMPANY AND ITS MAJORITY SHAREHOLDER

1.   CELANESE AG

     1.1  History and development

     Incorporated in November 1996 by Hoechst Aktiengesellschaft, Celanese AG operated under the name of DIOGENES Erste Vermogensverwaltungs Aktiengesellschaft until October 21, 1999. Following a resolution adopted by the general meeting of Hoechst Aktiengesellschaft on July 15/16, 1999, the material operations of the industrial chemicals division of Hoechst Aktiengesellschaft were spun off to Celanese AG. The operations were spun off with retroactive economic effect as of January 2, 1999 and the spin-off took effect on October 22, 1999, when it was entered in the Commercial Register. Following the takeover of Celanese AG by funds advised by The Blackstone Group L.P., New York, USA ("THE BLACKSTONE GROUP"), Celanese Corporation, USA (see section II.2.2, below) was established as a global holding company. Celanese AG is now an (indirect) subsidiary of Celanese Corporation and serves above all as the holding company for the European and parts of the Asian operations. The Celanese AG Group comprises Celanese AG with its subsidiaries and associated companies, most of which are domiciled in Europe and Asia (the "CELANESE AG GROUP").

     1.2  Registered office, fiscal year, and purpose

     Celanese AG is registered in the Commercial Register at Konigstein im Taunus Local Court under the number HRB 5277 and has its registered office in Kronberg im Taunus. The fiscal year differs from the calendar year and runs from October 1 to September 30.

     Article 2 of the articles of association describes the purpose of the company as being a group holding company, managing a group of companies specialized in particular in chemicals and plastics. Celanese AG may also do business itself in these and other areas. It is authorized to perform any and all acts and measures that are related to the purpose of its business or are capable of directly serving such purpose, and may also incorporate, acquire, acquire shareholdings in, or group under central management, other companies, in particular ones which operate in the aforementioned areas. It is authorized to acquire shareholdings in other companies of all kinds, primarily for investment purposes, and may restrict itself - in relation to group members and other companies in which it holds an interest - to managing the shareholding; it may also dispose of its shareholdings.

     1.3  Capital and organs

     The company's equity capital amounts to EUR 140,069,354.19 and is split into 54,790,369 no-par registered shares, each accounting for a notional pro rata amount of the equity capital of approx. EUR 2.56. Each no-par share carries one vote. The Celanese shares are traded on the official market at the Frankfurt Stock Exchange, on the unofficial market at various stock exchanges, and via the XETRA electronic trading system. The company holds 4,425,351 of its own shares. Celanese AG has contingent capital of EUR 3,195,574.26 which, according to the articles of association, may only be used to grant new shares to members of the management and other executive employees of Celanese AG and its subsidiaries on the basis of the exercise of the subscription rights granted to them under a stock option plan. It has not been used to date and will not be used any more because no such subscription rights exist.

     The following persons are on the management board of Celanese AG: Dr. Andreas Pohlmann (chairman, CHRO), Dr. Lyndon Cole (vice-chairman) and Peter Jakobsmeier (CFO); the following persons are on the supervisory board: Dr. Bernd Thiemann (chairman), Gerald Mosel (vice-chairman), Ralf Becker, Chinh E. Chu,

     Armin Droth, Cornelius Geber, Dr. Bernd Hupfer, Benjamin J. Jenkins, Johannes Lehn, Dr. Hanns Ostmeier, Dr. Ron Sommer and Axel Weidner.

     1.4  Group integration

     On August 2, 2004 the domination and profit transfer agreement between Celanese AG as the controlled company and CEH (then operating under the name of BCP Crystal Acquisition GmbH & Co. KG) as the controlling company was entered in the Commercial Register of Celanese AG; in that agreement CEH undertook, among other things, to pay the outside shareholders of Celanese AG a gross cash payment of EUR 3.27 per share for each full fiscal year, less corporation tax and solidarity tax at the rate applying in the fiscal year in question, it being understood that this deduction is only to be calculated from the pro rata cash payment of EUR 1.45 per no-par share contained in the gross figure out of profits on which German corporation tax is imposed, and, at the request of an outside shareholder, to purchase his shares against payment of a cash compensation of EUR 41.92 per share. Court appraisal proceedings are currently pending before Frankfurt am Main District Court (Landgericht Frankfurt am Main) to determine whether the cash payments and compensation are adequate. The resolution adopted by the general meeting of Celanese AG on July 30/31, 2004 granting consent for the domination and profit transfer agreement concluded on June 22, 2004 was challenged in Frankfurt am Main District Court, as was the resolution adopted at the general meeting of Celanese AG on May 19/20, 2005 confirming the resolution granting consent. Frankfurt am Main District Court has suspended the actions for avoidance, as well as action for declaration of nullity of the consent resolution, until the proceedings relating to the resolution confirming the consent resolution have been brought to a final conclusion. The actions filed with regard to the confirming resolution were dismissed on February 21, 2006 at the trial stage by Frankfurt am Main District Court. In addition, proceedings have been pending since 2004 for the cancellation of the domination and profit transfer agreement in the Commercial Register; these were dismissed by the court of first instance. On March 6, 2006 a settlement was concluded (the "Settlement") in Frankfurt am Main District Court between Celanese AG and CEH and the shareholders who filed actions for avoidance of the consent resolution, and Metropol Vermogensverwaltungs- und Grundstucks-GmbH ("Metropol"), which sued for nullity of the consent resolution. In this settlement, among other things, all the actions for avoidance of the consent resolution were withdrawn; in addition, the settlement provides for an obligation on the part of Metropol to withdraw its nullity suit, and for an obligation to withdraw one of the petitions for ex officio deletion. The settlement was published in the electronic Federal Gazette (elektronischer Bundesanzeiger), among others, on March 10, 2006.

2.   CELANESE EUROPE HOLDING GMBH & CO. KG

     2.1  Registered office, fiscal year, and purpose

     CEH was incorporated on December 10, 2003 under the name of BCP Crystal Acquisition GmbH & Co. KG. Its registered office is in Kronberg im Taunus and it is registered in the Commercial Register at Konigstein im Taunus Local court under the number HRA 2970.

     CEH's fiscal year begins on October 1 and ends on September 30.

     Article 2 of the partnership agreement describes the purpose as being the acquisition and the holding of shareholdings in other companies of all kinds, and the management of the group's own shareholdings and own assets.

     2.2  Partners and managing directors

     The diagram on the next page illustrates the ownership structure of CEH:

                                  (FLOW CHART)

     CEH has only one general partner, namely Celanese Europe Management GmbH (formerly: BCP Management GmbH). It is registered in the Commercial Register at Konigstein im Taunus Local Court under the number HRB 6322 and has its registered office in Kronberg im Taunus.

     CEH's only limited partner is BCP Acquisition GmbH & Co. KG ("BCP ACQUISITION"). It has its registered office in Kronberg im Taunus and is registered in the Commercial Register at Konigstein im Taunus Local Court under the number HRA 2969.

     CEH is managed and represented solely by its general partner, Celanese Europe Management GmbH and the latter's legal representatives. The managing directors of Celanese Europe Management GmbH are Messrs. Chinh Edward Chu, Dr. Lyndon Cole, Harry Franks, Cornelius Geber, Peter Jakobsmeier, Dr. Andreas Pohlmann and Jim Shields.

     Celanese Europe Management GmbH is at the same time the only general partner of BCP Acquisition, whose sole limited partner is BCP Holdings GmbH ("BCP HOLDINGS") which has its registered office in Kronberg im Taunus and is registered in the Commercial Register at Konigstein im Taunus Commercial Register under the number HRB 6321.

     All the shares in Celanese Europe Management GmbH and BCP Holdings are held by Celanese Caylux Holdings Luxembourg S.C.A. (formerly: BCP Caylux Holdings Luxembourg S.C.A., before that: BCP Luxembourg Holdings S.a r.l.) ("BCP LUXEMBOURG"), a partnership limited by shares (societe en commandite par actions) registered in the Registre de Commerce et des Societes of the Principality of Luxembourg and set up in accordance with the laws of the Principality of Luxembourg.

     The majority shareholder of BCP Luxembourg - with 99.85% - is BCP Crystal US Holdings Corp. ("US HoldCo"), a corporation incorporated in accordance with the laws of the State of Delaware, USA, and having its registered office in Wilmington, Delaware (head office in Dallas, Texas). The remaining shares are held by two wholly-owned subsidiaries of US HoldCo., Celanese Caylux Holdings Ltd. (formerly: BCP Caylux Holdings Ltd. 1) and BCP Crystal (Cayman) Ltd. 1. Celanese Caylux Holdings Ltd. and BCP Crystal (Cayman) Ltd. 1 are both exempted companies incorporated in accordance with the laws of the Cayman Islands and having their registered office in George Town, Grand Cayman, Cayman Islands.

     The sole shareholder of US HoldCo is Celanese Holdings LLC (formerly: BCP Crystal Holdings Ltd. 2), a limited corporation incorporated in accordance with the laws of Delaware and having its registered office in Wilmington, Delaware (head office in Dallas, Texas).

     The sole shareholder of Celanese Holdings LLC is Crystal US Holdings 3 LLC, a limited corporation incorporated in accordance with the laws of the State of Delaware and having its registered office in Wilmington, Delaware (head office in Dallas, Texas).

     The sole shareholder of Crystal US Holdings 3 LLC is Celanese Corporation (formerly: Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.), a corporation incorporated in accordance with the laws of the State of Delaware and having its registered office in Wilmington, Delaware (head office in Dallas, Texas); since January 2005 it has been listed on the New York Stock Exchange.

     The shareholders of Celanese Corporation are: Blackstone Capital Partners (Cayman) Ltd. 1 (32.27%), Blackstone Capital Partners (Cayman) Ltd. 2 (2.24%) and Blackstone Capital Partners (Cayman) Ltd. 3 (17.54%) - who entered into a voting agreement in which they undertook to consult with each other before exercising their voting rights in Celanese Corporation - and, further, BA Capital Investors Sidecar Fund L.P. (4.16%) and other outside shareholders (43.79%).

     Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3 are exempted companies with their registered office in George Town, Grand Cayman, Cayman Islands, which were incorporated in accordance with the laws of the Cayman Islands. These companies are investment funds belonging to The Blackstone Group, a leading investment company operating worldwide.

     The sole shareholder of Blackstone Capital Partners (Cayman) Ltd. 1 is Blackstone Capital Partners (Cayman) IV L.P. ("BCP IV"), an exempted limited partnership having its registered office in George Town, Grand Cayman, Cayman Islands, which was set up in accordance with the laws of the Cayman Islands.

     The shareholders of Blackstone Capital Partners (Cayman) Ltd. 2 are Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP IV-A") (22.9%) and Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("BFIP") (77.1%), both of which are exempted limited partnerships having their registered office in George Town, Grand

     Cayman, Cayman Islands, which were set up in accordance with the laws of the Cayman Islands.

     The sole shareholder of Blackstone Capital Partners (Cayman) Ltd. 3 is Blackstone Chemical Coinvest Partners (Cayman) L.P. ("BCCP"), an exempted limited partnership having its registered office in George Town, Grand Cayman, Cayman Islands, which was set up in accordance with the laws of the Cayman Islands.

     BCP IV, BCP IV-A, BFIP and BCCP are investment funds of The Blackstone Group. These investment funds are private stock funds managed by their general partner, Blackstone Management Associates (Cayman) IV L.P.

     Blackstone Management Associates (Cayman) IV L.P. is an exempted limited partnership having its registered office in George Town, Grand Cayman, Cayman Islands, which was set up in accordance with the laws of the Cayman Islands and is managed by its general partner, Blackstone LR Associates (Cayman) IV Ltd.

     Blackstone LR Associates (Cayman) IV Ltd. is a limited duration company having its registered office in George Town, Grand Cayman, Cayman Islands, which was incorporated in accordance with the laws of the Cayman Islands and is attributable to the incorporators of The Blackstone Group, Messrs. Peter G. Peterson, New York, and Stephen A. Schwarzman, New York.

         III. COMPLIANCE WITH THE PREREQUISITES FOR THE TRANSFER OF THE
                      SHARES OF THE MINORITY SHAREHOLDERS

Under section 327a(1), sentence 1, Stock Corporation Act the general meeting of a stock corporation can adopt, at the request of a shareholder who holds 95% or more of the equity capital (majority shareholder), a resolution for the transfer of the shares of the remaining shareholders (minority shareholders) to the majority shareholder against payment of adequate cash compensation. The majority shareholder determines how much cash compensation is to be paid; it must be commensurate with the company's situation at the time when the general meeting adopts the resolution (section 327b(1), sentence 1, Stock Corporation Act). An expert auditor, who is selected and appointed by the court at the request of the majority shareholder, will examine whether the cash compensation is adequate (section 327c(2), sentence 2, Stock Corporation Act). Before convening the general meeting, the majority shareholder must transmit to the management board a declaration by a bank guaranteeing performance of the majority shareholder's obligation to pay the minority shareholders the determined cash compensation for their shares forthwith after registration of the transfer resolution - section 327b(3) Stock Corporation Act. Upon entry of the transfer resolution in the Commercial Register all the minority shareholders' shares pass by operation of the law to the majority shareholder and claims of the holders of the transferred shares arise for payment of the determined cash compensation.

CEH, being the majority shareholder, asked the management board of Celanese AG to take all measures necessary to bring about a resolution of the general meeting of Celanese AG for the transfer of the minority shareholders' shares to the majority shareholder, Celanese Europe Holding GmbH & Co. KG, against payment of adequate cash compensation (ANNEX 1).

Of the total of 54,790,369 no-par shares of Celanese AG, at the date of the request, CEH directly held 49,403,017 shares registered in its name in the share register of Celanese AG (49,430,234 shares were booked in their bank accounts), and now, on the date hereof, namely March 10, 2006, directly holds 49,418,057 shares registered in its name in the share register of Celanese AG. At the date of the request Celanese AG held - and still holds on the date hereof - 4,425,351 own shares with a notional share of the equity capital of approximately EUR 11,328,898 in total. In accordance with section 327a(1), (2) and section 16(2), sentences 1 and 2, Stock Corporation Act, the own shares are to be deducted from the equity capital for the purposes of determining the size of the majority shareholder's shareholding. At the time of the request and at the time of delivery of this report the relevant equity capital therefore amounted/amounts to approximately EUR 128,740,456. This means that CEH holds more than 98% of the equity capital of Celanese AG within the meaning of sections 327a and 16(2) Stock Corporation Act. Accordingly, CEH directly holds shares in Celanese AG that account for more than 95% of the equity capital of Celanese AG within the meaning of sections 327a and 16(2) Stock Corporation Act. It is therefore the majority shareholder within the meaning of section 327a(1) Stock Corporation Act.

CEH determined the amount of cash compensation due for the transfer of the minority shareholders' shares on the basis of a company valuation performed by the Eschborn/ Frankfurt am Main branch of Ernst & Young AG
Wirtschaftsprufungsgesellschaft, Stuttgart ("ERNST & YOUNG"). The amount set is EUR 62,22 per no-par share of Celanese AG.

As of the date of entry of the transfer resolution in the Commercial Register, interest accrues on the cash compensation at a rate 2% higher than the then-current base rate in accordance with section 247 of the German Civil Code (Burgerliches Gesetzbuch).

In conformity with section 327b(3) Stock Corporation Act, on March 10, 2006 CEH, as the majority shareholder, sent the management board of Celanese AG a declaration by Deutsche Bank AG, Frankfurt am Main ("DEUTSCHE BANK AG") agreeing to give a bank guarantee for performance of CEH's obligation, in its capacity as majority shareholder, to pay the minority shareholders the determined cash compensation for their shares forthwith after registration of the transfer resolution (ANNEX 2).

Upon request (ANNEX 3) by CEH, as majority shareholder, Frankfurt am Main District Court selected and appointed Deitmer & Partner GmbH Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft, Munster, as the expert auditors to examine whether the cash compensation is adequate (ANNEX 4). The expert auditor's report in accordance with section 327c(2), sentences 2 to 4, Stock Corporation Act will be available at the offices of Celanese AG, Frankfurter Stra(beta)e 111, 61476 Kronberg im Taunus, as of the date of convening of the general meeting, and in the general meeting itself. Copies will be sent without delay to shareholders on request free of charge.

                     IV. BACKGROUND OF SQUEEZE-OUT REQUEST

1.   INCREASING FLEXIBILITY IN CONNECTION WITH GENERAL MEETING RESOLUTIONS

     Once a squeeze-out has been completed, resolutions of the general meeting can be brought about at short notice, which makes it easier for the company to react quickly to changes in general economic conditions. At the same time this enables the company to better take advantage of business opportunities and to react flexibly within the group with a view to adapting to changing market conditions or the group's internal organisational demands.

2.   NO LONGER LISTED

     If all the shares pass to CEH, Celanese AG's shares will no longer be traded on the stock market. Celanese AG will therefore request the Frankfurt Stock Exchange, on which the shares are admitted to the General Standard, to delist the shares and to withdraw the admission to the General Standard. The management and/or the listing board of Frankfurt Stock Exchange can also decide to delist the shares and withdraw the admission to the General Standard of their own accord by reason of the transfer of Celanese AG's shares to CEH. At the same time, the stock exchanges on which

     Celanese AG's shares are traded over the counter will be informed about the request for delisting and withdrawal of the admission to the General Standard.

     Once the shares are delisted, the company's regular reporting obligations will be far less stringent, and ad hoc reports are no longer required at all. The costs in connection with listing as such and the high reporting standards can therefore be saved in the future.

3.   COST SAVINGS

     Besides the listing costs, squeezing out the minority shareholders also enables further significant cost savings to be made. The company no longer has to pay the costs in connection with the annual open ordinary general meeting - besides the printing of the annual report, the publication of the invitation in the electronic Federal Gazette (Bundesanzeiger) and the mailing of information to the shareholders, this also includes, in particular, the costs for preparing and holding the general meeting itself.

                   V. REGISTRATION OF THE TRANSFER RESOLUTION

1. TRANSFER OF THE SHARES TO THE MAJORITY SHAREHOLDER AND ENTRY IN THE COMMERCIAL REGISTER

     Upon registration of the transfer resolution in the Commercial Register of Celanese AG, all the minority shareholders' shares pass by operation of the law to CEH. Separate disposal transactions are neither necessary nor possible. An announcement will be published in the electronic Federal Gazette and in at least one national journal for statutory stock market advertisements (Borsenpflichtblatt) informing the minority shareholders without delay once the transfer resolution has been registered.

2.   PAYMENT OF CASH COMPENSATION

     The minority shareholders' claims against CEH for cash compensation arise as and when their shares pass to CEH, i.e. upon entry of the transfer resolution in the Commercial Register. In accordance with section 327b(2) Stock Corporation Act, interest accrues on the cash compensation at a rate 2% above the then-current base rate according to section 247 of the German Civil Code as of the date of publication of the announcement about the registration of the transfer resolution.

     CEH has commissioned Deutsche Bank AG to handle the payment of the cash compensation to the minority shareholders. In the USA this will be handled by Mellon Investor Services LLC.

     Further details regarding the procedure for the payment, and the receipt, of the cash compensation will be published in the announcement concerning the registration of the transfer resolution in the Commercial Register. Also customary measures to inform the custodian banks about the cash compensation and the details as to the procedure for handling the shares will be taken.

3. RELATIONSHIP BETWEEN CASH COMPENSATION UNDER SECTION 327A(1) STOCK CORPORATION ACT AND COMPENSATION PAYMENTS PROVIDED FOR IN THE DOMINATION AND PROFIT TRANSFER AGREEMENT

     There is nothing in the law about the legal relationship between claims for cash compensation on account of the squeeze-out of the minority shareholders in accordance with section 327a Stock Corporation Act, on the one hand, and claims for cash compensation and cash payment under a domination and profit transfer agreement, on the other. To date, the courts have not yet ruled finally on this point. In the Settlement the following arrangements were made in this respect:

     -    In addition to the cash compensation to be offered in accordance with section 327b Stock Corporation Act, CEH will pay prematurely the cash payment owed in accordance with section 4 of the domination and profit transfer agreement of June 22, 2004 for the business year 2005/06, ending on September 30, 2006, namely on the first banking day after the ordinary general meeting of Celanese AG for the business year 2004/2005. The premature cash payment will be made against delivery of a declaration by the minority shareholder concerned, made in his own name and on behalf of the legal successors to his shares, to the effect that (i) his claim under the domination and profit transfer agreement of June 22, 2004 for the cash payment for the business year 2005/06 is settled, and (ii) he releases CEH from any and all claims the legal successors to his shares may make for cash payments. The aforegoing is without prejudice to claims, if any, arising out of the pending court appraisal proceedings for review of the cash payments under the domination and profit transfer agreement.

     - The minority shareholders of Celanese AG affected by the squeeze-out are entitled to the compensation set in the court appraisal proceedings concerning the domination and profit transfer agreement of June 22, 2004, insofar as this is higher than the cash compensation offered to minority shareholders after the squeeze-out - itself to be fixed in the context of court appraisal proceedings, if need be. Payments made in respect of the compensation and the cash compensation shall be offset so that in effect the squeezed out minority shareholders are not entitled to more than the higher of the amounts set in the two court appraisal proceedings.

4.   TAX CONSEQUENCES FOR SHAREHOLDERS IN GERMANY

     The transfer of the shares of the minority shareholders of Celanese AG to CEH against payment of cash compensation has tax consequences. Below is a brief summary of a few important tax principles that currently apply in Germany and which may be relevant in this respect for minority shareholders resident in Germany. Even foreign shareholders may have to pay tax under German legislation governing the limited tax liability of non-residents. Among other things, this depends on the national tax legislation in the state of residence of the shareholder concerned and on what the relevant double taxation treaty, if any, provides. This is too broad an area to be dealt with here.

     Our summary relates only to the corporation tax and income tax plus solidarity tax, as well as trade tax, currently payable in Germany and only deals with some aspects of these taxes. It cannot and is not intended to be a substitute for professional and individual tax advice. In case of doubt, shareholders should be sure to consult a tax adviser. Only a tax adviser can give proper consideration to the individual shareholder's particular tax situation.

     4.1  Capital gains on disposal as a basis

     For tax purposes, the transfer to CEH of the shares in return for a cash compensation constitutes a disposal. Capital gains are generated if the cash compensation, less disposal costs, if any, exceeds the respective shareholder's acquisition costs for tax purposes or book value for tax purposes of the share in question. If the cash


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

     compensation, less any disposal costs, comes to less than the acquisition costs/book value of the share, then there is a capital loss. Exactly how capital gains/losses are treated for tax purposes depends on whether the shares were attributable to the respective shareholder's private or business assets prior to the transfer.

     4.2  Shares as part of private assets

     In the case of natural persons who hold shares as part of their private assets, one-half of the capital gains are subject to income tax (plus solidarity tax) if the person concerned sells the shares within one year of buying them or - after expiry of this one-year period - if at any time during the five years immediately preceding the sale the shareholder held, directly or indirectly, 1% or more of the capital of Celanese AG. If the shareholder acquired the shares for no consideration, then reference will be made to the length of time they were held by his legal predecessor - or legal predecessors in the event of several transfers in succession for no consideration - and the size of his/their shareholding(s). In principle, only half of capital losses can be deducted.

     If a shareholder sells the shares within one year after having purchased them, the following special rules apply: The capital gains remain tax-exempt if, together with other gains from private sales transactions, they amount to less than EUR 512 in the calendar year. Capital losses can only be used to offset gains from private sales transactions in the same calendar year or, if this is not possible, they can under certain circumstances be deducted from positive income from private sales transactions in the previous year or in the years that follow.

     4.3  Shares as part of business assets

     a.   Shareholder is a corporation

          Capital gains from the transfer of the Celanese shares are basically exempt from corporation and trade tax, except that 5% of the capital gains are deemed non-deductible operating expenses and are thus subject to corporation tax (plus solidarity tax) and trade tax. Corporation tax (plus solidarity tax) and trade tax are payable on capital gains at the full rate if the shares were written off to the lower going-concern value in earlier years and this affected the corporation's tax liability, and if the original values have not been reinstated since.

          Capital losses and other profit reductions in connection with the sold shares may not be deducted for the purpose of determining profits for tax purposes.

     b.   Shareholder is a natural person

          One-half of the capital gains from the transfer of the Celanese shares is subject to income tax (plus solidarity tax) and - if the shares form part of the operating assets of a domestic business establishment
          - trade tax, too. The shareholder receives personal income tax credit for the trade tax at a flat rate. Only one-half of capital losses and operating expenses economically connected with the sale may be deducted.

          Under certain conditions, and with time limitations, capital gains up to a maximum of EUR 500,000 can be applied to the acquisition costs of certain other assets or transferred to a reinvestment reserve.

     c.   Shareholder is a partnership

          If the shares are part of the operating assets of a domestic business establishment, then in principle the capital gains are exempted from trade tax, except that 5% of the capital gains are deemed non-deductible operating expenses and are thus subject to trade tax. If, however, a natural person is a member of the partnership, then trade tax is payable on one-half of the capital gains. The partner receives personal income tax credit for the trade tax at a flat rate.

          Income or corporation tax (plus solidarity tax) is only levied at the level of the respective partner of the partnership - in principle in accordance with the rules outlined in a) and b), above, for these taxes if the partner held the shares directly.

     4.4 Special rules for certain companies operating in the financial services and insurance industries

          If the shareholder is a bank or a financial services business as defined in the Banking Act (Kreditwesengesetz) and if the shares are attributable to its trading portfolio in accordance with section 1(12) Banking Act, then the capital gains are subject to tax in full. The same applies if the shares were purchased by a financial services business as defined by the Banking Act with the aim of realizing short-term own-account trading profits or always if, with life and health insurance companies or pension funds, they are part of their capital investments.

              VI. DRAFT TRANSFER RESOLUTION OF THE GENERAL MEETING

The following resolution will be proposed to the general meeting for adoption:

     "The shares of the other shareholders (minority shareholders) of Celanese AG shall, in accordance with Sections 327a et seq. of the German Stock Corporation Act (AktG), against payment of a cash compensation in the amount of EUR 62,22 for each share in Celanese AG, be transferred to Celanese Europe Holding GmbH & Co. KG with registered seat at Kronberg im Taunus (principal shareholder)."

In accordance with section 327b(2) Stock Corporation Act interest shall accrue on the cash compensation as of the announcement of the registration of the transfer resolution in the Commercial Register for Celanese AG at a rate 2% above the then-current base rate in accordance with section 247 German Civil Code.

                             VII. CASH COMPENSATION

The amount of cash compensation was set on the basis of a valuation of the company that was performed by Ernst & Young on behalf of CEH. Ernst & Young determined the value of Celanese AG using the recognized business valuation principles. On the basis of their valuation, the value per share, determined using the discounted earnings method (Ertragswertverfahren) of Celanese AG is EUR 62,22, on the basis of the capitalized cash payments (Ausgleichszahlungen) EUR 45,90, and the maximum valuation-relevant market price EUR 54,68, the highest value EUR 62,22. For further details, background and explanatory information concerning the determination of this value we refer to Ernst & Young's valuation report (ANNEX 5). CEH fully endorses and embraces the contents and the results of this valuation report. In the Settlement CEH agreed to set a figure of at least EUR 51.00 per no-par share of Celanese AG for the cash compensation. This figure is less than the highest value determined by Ernst & Young. CEH has therefore set the cash compensation per Celanese AG share at EUR 62,22 on the basis of Ernst & Young's valuation report.

Celanese Europe Holding GmbH & Co. KG, Kronberg im Taunus, represented by its general partner,
Celanese Europe Management GmbH,
March 10, 2006


-------------------------------------   -------------------------------------
Chinh Edward Chu                        Dr. Lyndon Cole
managing director                       managing director
Celanese Europe Management GmbH         Celanese Europe Management GmbH


-------------------------------------   -------------------------------------
Harry Franks                            Cornelius Geber
managing director                       managing director
Celanese Europe Management GmbH         Celanese Europe Management GmbH


-------------------------------------   -------------------------------------
Peter Jakobsmeier                       Dr. Andreas Pohlmann
managing director                       managing director
Celanese Europe Management GmbH         Celanese Europe Management GmbH


-------------------------------------
Jim Shields
managing director
Celanese Europe Management GmbH

This document constitutes a convenience translation of the authentic German version. In case of any discrepancies the German version shall be authoritative.


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